                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by the Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section
                     Section 240.14a-12

                        THE INTERPUBLIC GROUP OF COMPANIES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           1)   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2)   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11. (Set forth
                the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           4)   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5)   Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid:
                ----------------------------------------------------------
           2)   Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           3)   Filing Party:
                ----------------------------------------------------------
           4)   Date Filed:
                ----------------------------------------------------------

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                          1271 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                                                                  April 12, 2001

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Interpublic Group of Companies, Inc., to be held at 9:30 A.M. Eastern Time, on Monday, May 14, 2001. The meeting will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York.

    The business to be considered is described in the attached notice of the meeting and Proxy Statement.

    In addition to these matters, there will be a report on the affairs of the Company, an opportunity for questions and comments by stockholders and a showing of selected commercials recently produced by the Company's subsidiaries.

    We hope you will be able to attend.

                                        Sincerely,

                                        John J. Dooner, Jr.
                                        CHAIRMAN OF THE BOARD, PRESIDENT
                                        AND CHIEF EXECUTIVE OFFICER

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                          1271 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 14, 2001

    The Annual Meeting of Stockholders of The Interpublic Group of
Companies, Inc. (the "Company") will be held in the Auditorium of the Equitable Center, 787 Seventh Avenue, New York, New York, on Monday, May 14, 2001, at 9:30 A.M., Eastern Time, for the following purposes:

    1.  To elect nine directors;

    2. To consider and act upon a proposal to confirm the appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent accountants of the Company for the year 2001; and

    3. To transact such other business as may properly come before the meeting and any adjournment thereof.

    The close of business on March 21, 2001 has been designated as the record date for the determination of stockholders entitled to notice of and to vote at this meeting and any adjournment thereof.

                                        By Order of the Board of Directors,

                                        Nicholas J. Camera
                                        SECRETARY

Dated: April 12, 2001

    Whether or not you plan to attend the meeting in person, please fill in, sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. The proxy is revocable, so that you may still vote your shares in person if you attend the meeting and wish to do so.

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                                    GENERAL

INTRODUCTION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Management") of The Interpublic Group of
Companies, Inc. ("Interpublic" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders, which will be held in the Auditorium of The Equitable Center, 787 Seventh Avenue, New York, New York, at 9:30 A.M., Eastern Time, on Monday, May 14, 2001.

    The address of the Company's principal executive office is 1271 Avenue of the Americas, New York, NY 10020. The Company's Annual Report to Stockholders together with this Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about April 12, 2001.

    Any proxy given in response to this solicitation may be revoked at any time before it has been exercised. The giving of the proxy will not affect your right to vote in person if you attend the meeting. If you do not attend the Annual Meeting, or if you attend and do not vote in person, the shares represented by your proxy will be voted in accordance with your instructions on the matters set forth in items 1 and 2. If no voting instructions are given with respect to either matter, a duly executed proxy will be voted on the uninstructed matter as follows: FOR Management's nominees for election as directors and FOR the confirmation of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent accountants for 2001. A duly executed proxy also may be voted in the discretion of the proxy holders on any other matter submitted to a vote at the meeting.

OUTSTANDING SHARES

    The record date for the Annual Meeting is March 21, 2001. The outstanding capital stock of the Company at the close of business on March 21, 2001 consisted of 315,653,742 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters that are submitted to a vote of stockholders at the meeting. The following table sets forth information concerning direct and indirect beneficial ownership of the Company's Common Stock as of December 31, 2000 by persons known to the Company to have beneficial ownership of more than 5% of the Common Stock:

                                                                AMOUNT
                                                             AND NATURE OF
                                                              BENEFICIAL          PERCENT
NAME AND ADDRESS                                             OWNERSHIP OF            OF
OF BENEFICIAL OWNER                                         COMMON STOCK(1)        CLASS
-------------------                                         ---------------       --------
Putnam Investments, Inc...................................   15,526,018(2)          4.9%
  and subsidiaries
    One Post Office Square
    Boston, Massachusetts 02109
Montag & Caldwell, Inc....................................   15,680,581(2)          5.1%
  3455 Peachtree Road NE
    Suite 1200
    Atlanta, Georgia 30326
Capital Research and Management Company...................   28,774,700(2)          9.3%
  333 South Hope Street
    Los Angeles, CA 90071

------------------------

(1) Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

   dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days--for example, through conversion of notes.

(2) This disclosure is based on information supplied by Putnam
    Investments, Inc. ("Putnam") in a Schedule 13G filed with the Securities and Exchange Commission on or about February 18, 1999, and the absence of any subsequent filing by Putnam updating the information provided therein. In this Schedule 13G, Putnam, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., reported that it is the parent holding company of Putnam Investment Management, Inc., the investment adviser to the Putnam family of mutual funds, and the Putnam Advisory Company, Inc., the investment adviser to Putnam's institutional clients, and that these subsidiaries, collectively, have shared voting power with respect to 1,759,793 shares of Common Stock and shared dispositive power with respect to 7,763,009 shares of Common Stock. The number of shares in this table has been adjusted by the Company to give effect to a 2-for-1 split of Interpublic's Common Stock, effective July 15, 1999.

   Based on information supplied by Montag & Caldwell, Inc. ("Montag") in a
    Schedule 13G filed with the Securities and Exchange Commission on or about February 5, 2001, Montag reported that it is an investment adviser that has sole dispositive power with respect to 15,680,581 shares of Common Stock.

   Based on information supplied by Capital Research and Management Company
    ("Capital") in a Schedule 13G filed with the Securities and Exchange Commission on or about February 9, 2001, Capital reported that it is an investment adviser that has sole dispositive power with respect to 28,774,700 shares of Common Stock. Shares reported by Capital include 443,360 shares resulting from the assumed conversion of $25,168,000 principal amount of the Company's 1.87% Convertible Subordinated Notes due 2006 and 96,890 shares resulting from the assumed conversion of $5,500,000 principal amount of the 1.87% Convertible Subordinated Notes due 2006.

    The following table sets forth information concerning the direct and indirect beneficial ownership of the Company's Common Stock as of March 21, 2001 by each director, each nominee for election as a director, each executive officer named in the Summary Compensation Table below, and all directors and executive officers of the Company as a group:

                                                                     OPTIONS
NAME OF                                         COMMON STOCK       EXERCISABLE
BENEFICIAL OWNER                             OWNERSHIP(1)(2)(3)   WITHIN 60 DAYS     TOTAL
----------------                             ------------------   --------------   ---------
Frank J. Borelli...........................          7,500              5,924         13,424
Reginald K. Brack..........................          9,500              1,500         11,000
Jill M. Considine..........................          6,000              1,500          7,500
John J. Dooner, Jr.........................      1,085,662            410,040      1,495,702
Philip H. Geier, Jr........................        832,449            756,000      1,588,449
Richard A. Goldstein.......................              0                  0              0
James R. Heekin III........................        147,071            195,100        342,171
Barry R. Linsky............................        121,315            198,480        319,795
Frank B. Lowe..............................        760,838            270,000      1,030,838
Michael A. Miles...........................          8,007                  0          8,007
Leif H. Olsen..............................          8,200              8,746         16,946
Sean F. Orr................................         40,232             16,800         57,032
J. Phillip Samper..........................         10,200              8,746         18,946
All directors and executive officers as a
  group....................................      3,238,363          2,203,016      5,441,379

------------------------

(1) Securities and Exchange Commission rules deem a person to be the beneficial owner of a security (for purposes of proxy statement disclosure) if that person has or shares either or both voting or

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

   dispositive power with respect to such security. Additionally, a security is deemed to be beneficially owned by a person who has the right to acquire beneficial ownership thereof within 60 days--for example, through the exercise of a stock option. Common Stock ownership set forth in this table includes unvested shares of restricted stock awarded under the 1986 Stock Incentive Plan, the 1996 Stock Incentive Plan, the 1997 Performance Incentive Plan and the Interpublic Outside Directors' Stock Incentive Plan.

(2) No individual identified in the table has beneficial ownership of more than 1% of the outstanding shares of Common Stock. The directors and executive officers as a group beneficially own 1.7% of the outstanding shares.

(3) In all cases, the beneficial ownership shown is direct.

VOTING

    Election of directors will be decided by a plurality of the votes cast by the holders of shares of Common Stock present in person or by proxy at the meeting and entitled to vote. Approval of Item 2 will require the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. The Company's transfer agent tabulates the votes. Abstentions and broker non-votes are each tabulated separately and are counted toward the quorum. For Item 2, shares that are the subject of an abstention are included as shares entitled to vote on the matter and, therefore, have the same effect as a vote against the matter. Shares, if any, that are the subject of a broker non-vote are not included as shares entitled to vote on the matter.

STOCKHOLDERS' PROPOSALS TO BE PRESENTED AT 2002 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders scheduled to be held on May 13, 2002, must be received by the Company by December 14, 2001, and must comply with applicable Securities and Exchange Commission regulations, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. If notice of a proposal intended to be presented at the Annual Meeting is not received by the Company before February 27, 2002, the persons named as proxies in the Company's 2002 proxy material will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxy holders intend to exercise their discretionary authority to vote on the matter.

                           1.  ELECTION OF DIRECTORS

    The directors of the Company to be elected at the Annual Meeting will hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualify or until their earlier death, resignation or removal. Certain biographical information concerning each of the Management's nominees are provided below. With the exception of Mr. Goldstein who is standing for election to the Company's Board for the first time, all of the nominees are currently serving as directors of the Company. The Management believes that each of the nominees will be available and able to serve as a director. However, if for any reason any of these persons should not be available or are unable to serve, all proxies will be voted for the remainder of those nominated and, unless the size of the Board of Directors is reduced, for a substituted nominee designated by the Management.

    The following information with respect to the principal occupation or employment, recent employment history, age and directorships in other companies is as of March 21, 2001, and has been furnished or confirmed to the Company by the respective nominees. Also listed are the committees of the Board of Directors on which each director serves.

    McCann-Erickson WorldGroup and The Lowe Group are worldwide advertising agency systems owned by Interpublic.

    FRANK J. BORELLI has been Senior Advisor of Marsh & McLennan
Companies, Inc. ("Marsh & McLennan") since his retirement on January 2, 2001. Prior to that time he was Senior Vice President of Marsh & McLennan from January through December 2000 and was Senior Vice President and Chief Financial Officer from 1984 through 1999. He is a director of Express Scripts, Inc. and was a Director of Marsh & McLennan until September 30, 2000. Mr. Borelli is past Chairman and Director of the Financial Executives Institute and is also Chairman Emeritus of the Board of Trustees of the New York City Chapter of the National Multiple Sclerosis Society and Chairman of the Nyack Hospital. Mr. Borelli has been a director of Interpublic since 1995. Age 65.

CHAIRMAN OF THE AUDIT COMMITTEE. MEMBER OF THE COMPENSATION, EXECUTIVE POLICY AND FINANCE COMMITTEES.

    REGINALD K. BRACK is the Former Chairman and Chief Executive Officer of Time, Inc. From September 1994 to June 1997, Mr. Brack was Chairman of
Time, Inc. and was its Chairman, President and Chief Executive Officer from December 1986 until August 1994. Mr. Brack is also a director of Quebecor World, Inc. Mr. Brack has been a director of Interpublic since 1996. Age 63.

ACTING CHAIRMAN OF THE COMPENSATION COMMITTEE. MEMBER OF THE AUDIT, EXECUTIVE POLICY, FINANCE AND NOMINATING COMMITTEES.

    JILL M. CONSIDINE has been Chairman and Chief Executive Officer of The Depository Trust & Clearing Corporation since November 1999. The Depository Trust & Clearing Corporation is a holding company that is the parent of, and provides services to, the National Securities Clearing Corporation and The Depository Trust Company which is a large securities depository limited purpose trust company and clearing corporation. She has been Chairman and Chief Executive Officer of The Depository Trust Company since January 1999. She was President of the New York Clearing House Association from 1993 to 1998. She was Chief Administrative Officer of American Express Bank Ltd. and a member of its Board of Directors from 1991 to 1993. Prior to that time she served as New York State Superintendent of Banks from 1985 to 1991. She is a trustee of Atlantic Mutual Insurance Company and a director of its affiliate Centennial Insurance Company. She also is a director of Ambac Financial Group, Inc. and Ambac Assurance Corporation. Ms. Considine has been a director of Interpublic since February 1997. Age 56.

CHAIRMAN OF THE NOMINATING COMMITTEE. MEMBER OF THE AUDIT, FINANCE AND COMPENSATION COMMITTEES.

    JOHN J. DOONER, JR. became Chairman of the Board, President and Chief Executive Officer of Interpublic, effective December 15, 2000. Prior to that time, he was President and Chief Operating Officer of Interpublic from April 1, 2000 through December 14, 2000. Mr. Dooner was Chairman and Chief Executive Officer of McCann-Erickson WorldGroup from 1995 through March 2000 and previously was Chief Executive Officer of McCann-Erickson Advertising Worldwide from 1994 to 1995. From 1992 to 1994, Mr. Dooner was President of McCann-Erickson Advertising Worldwide. He served as President of McCann-Erickson North America from 1988 to 1992. Mr. Dooner has been a director of Interpublic since 1995. Age 52.

CHAIRMAN OF THE EXECUTIVE POLICY COMMITTEE. MEMBER OF THE FINANCE COMMITTEE.

    RICHARD A. GOLDSTEIN became Chairman and Chief Executive Officer of International Flavors & Fragrances Inc. in June 2000. He served as Business Group President of Unilever North American Foods from 1996 to June 2000 and as President and Chief Executive Officer of Unilever United States, Inc. from 1989 to 1996. Prior to that time, Mr. Goldstein served as Chairman and Chief Executive Officer of Unilever Canada Limited from 1984 to 1989. Mr. Goldstein is a director of Legacy Hotels and of Fiduciary Trust Company International. Age 59.

    JAMES R. HEEKIN III has been Chairman and Chief Executive Officer of McCann-Erickson WorldGroup since April 1, 2000. From 1998 through March 2000, he was President of McCann-Erickson Europe. Prior to that time, Mr. Heekin was President of McCann-Erickson North America from 1993 through 1997. He has been a director of Interpublic since July 2000. Age 51.

    FRANK B. LOWE, Chairman of The Lowe Group, has been a director of Interpublic since 1990. Mr. Lowe has served as Chairman of The Lowe Group since its founding in 1981 and also serves as Chairman of Octagon, Inc., a wholly-owned subsidiary of the Company specializing in sports and events marketing. Age 59.

    SEAN F. ORR has been Executive Vice President, Chief Financial Officer of Interpublic since June 1999 and a director of Interpublic since February 2000. Mr. Orr was Senior Vice President and Controller of Pepsico, Inc. from 1998 through June 1999. Prior to that time, he was Executive Vice President and Chief Financial Officer of the Frito Lay Company from 1994 through 1997. Age 46.

CHAIRMAN OF THE FINANCE COMMITTEE.

    J. PHILLIP SAMPER Managing Director and Co-Founder of Gabriel Venture Partners L.L.C. since December 1998, was Chief Executive Officer and President of Avistar Systems Corp. from 1997 to October 1998. Prior to that time,
Mr. Samper was Chairman, Chief Executive Officer and President of Quadlux, Inc. from 1996 to 1997. He was Chairman and Chief Executive Officer of Cray
Research, Inc. during 1995 and was President of Sun Microsystems Computer Corporation from 1994 to 1995. Mr. Samper was Vice Chairman and Executive Officer of the Eastman Kodak Company from 1986 to 1989 and a member of the Board of Directors from 1983 to 1989. He was President and Chief Executive Officer of Kinder-Care Learning Centers from 1990 to 1991. Mr. Samper has been a director of Interpublic since 1990. Age 67.

MEMBER OF THE COMPENSATION AND NOMINATING COMMITTEES.

                 PRINCIPAL COMMITTEES OF THE BOARD OF DIRECTORS

    EXECUTIVE POLICY COMMITTEE--The Executive Policy Committee is authorized to exercise when the Board of Directors is not in session all powers of the Board of Directors which, under Delaware law and the By-Laws of the Company, may properly be delegated to a committee, except certain powers that have been delegated to other committees of the Board of Directors. The Executive Policy Committee did not hold any meetings in 2000.

    FINANCE COMMITTEE--The Finance Committee is authorized to review the financial affairs of the Company and make recommendations with respect thereto to the Board of Directors. It also approves capital budgets, guarantees by the Company of obligations of subsidiaries and affiliates and certain capital transactions (including mergers and acquisitions), and is the committee that administers the Interpublic Retirement Account Plan. The Finance Committee held eleven meetings in 2000.

    COMPENSATION COMMITTEE--The Compensation Committee is responsible for approving the compensation paid to officers of the Company and its subsidiaries. For these purposes, compensation is deemed to include: (1) salary, (2) deferred compensation, (3) bonuses and other extra compensation of all types, including long-term performance incentive awards under the Company's 1997 Performance Incentive Plan, (4) insurance paid for by the Company or any of its subsidiaries other than group plans, (5) annuities and individual retirement arrangements and
(6) Special Deferred Benefit Arrangements. The Compensation Committee also administers the 1997 Performance Incentive Plan (and its predecessors, the Long-Term Performance Incentive Plan, the Management Incentive Compensation Plan, the 1996 Stock Incentive Plan and the 1986 Stock Incentive Plan), the 1986 United Kingdom Stock Option Plan and the Employee Stock Purchase Plan (1995). The Compensation Committee held eleven meetings in 2000.

    NOMINATING COMMITTEE--The Nominating Committee is responsible for recommending to the Board of Directors the persons to be nominated for election to the Board of Directors. Stockholders who desire to recommend nominees for election at the Annual Meeting may do so by writing to the Secretary of the Company at the Company's principal executive office set forth in the second paragraph on page 1 of this Proxy Statement. Any such recommendation should be submitted prior to December 31 of the year preceding the Annual Meeting of Stockholders in question, and the recommendation will be given consideration by the Nominating Committee. The Nominating Committee held three meetings in 2000.

    AUDIT COMMITTEE--The Audit Committee, whose members cannot be officers or employees of the Company, is responsible for the selection and retention of, subject to the approval of the Board of Directors, and the approval of the annual compensation of, the Company's independent accountants. Each member of the Audit Committee is independent as that term is defined by the listing standards of the New York Stock Exchange. In general, the Audit Committee confers with the independent accountants and from time to time reports to the Board of Directors on matters concerning the auditing of the books and accounts of the Company. It also reviews and examines the procedures and methods employed in the Company's internal audit program. The audit committee has adopted a written charter that sets forth its responsibilities and functions. A copy of the charter is furnished as Appendix A of this Proxy Statement. Specific information regarding the activities of the Audit Committee for the year ended December 31, 2000 is set forth below in the Audit Committee Report. The Audit Committee held four meetings in 2000.

                             AUDIT COMMITTEE REPORT

    With respect to the year ended December 31, 2000, the Audit Committee of the Board of Directors has:

    - Reviewed and discussed the audited financial statements with management;

    - Discussed with PricewaterhouseCoopers, the Company's independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61; and

    - Received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers that firm's independence.

    Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          Frank J. Borelli, Chairman
                                          Reginald K. Brack
                                          Jill M. Considine
                                          Leif H. Olsen

ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS

    The Board of Directors of the Company held ten meetings in 2000 and committees of the Board held a total of twenty-nine meetings. During 2000, Mr. Lowe and Mr. Olsen attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which they served.

DIRECTORS' FEES

    Each director who is not an employee of the Company or one of its subsidiaries receives an annual retainer of $24,000 for serving as a director, an annual retainer of $2,000 for each committee on which he or she serves, a fee of $1,000 for each meeting of the Board attended and a fee of $1,000 for each committee meeting attended. The Chairman of the Compensation Committee and the Chairman of the Audit Committee each receives an additional retainer of $3,500 per year and the Chairman of the Nominating Committee receives an additional retainer of $3,000 per year.

    Each outside director who, as of December 31, 1995, had accumulated at least five years of service is entitled to receive an annual retirement benefit under the Interpublic Outside Directors' Pension Plan (the "Outside Directors' Pension Plan"). In general, the benefit becomes payable in the month following the month the director leaves the Board. The benefit is equal to the amount of the annual retainer paid to the director as a Board member in the year in which he or she ceased to serve as a director and will be paid for the same number of years as the director's years of service, up to a maximum of 15 years. In the event of the death of a director with a vested retirement benefit, the then present value of the director's unpaid retirement benefits will be paid to the surviving spouse or the estate of the director. Effective December 31, 1995, the Outside Directors' Pension Plan was terminated, except to the extent benefits were accrued prior to termination. As a result there have been no further accruals for the benefit of existing directors under the Outside Directors' Pension Plan for subsequent years. Any director with fewer than five years of service on the date that the Plan was terminated will not receive any benefits under the Plan.

    In 1994, the stockholders of the Company approved the Interpublic Outside Directors' Stock Incentive Plan (formerly called the Interpublic Outside Directors' Stock Option Plan). The Outside Directors' Stock Incentive Plan (the "Outside Directors' Plan") originally provided for an annual grant of options to purchase the number of shares of Common Stock having an aggregate fair market value of $30,000 on the date of grant. The Board of Directors has amended the Outside Directors' Plan effective as of May 17, 1999, to provide for an annual grant to each outside director of options covering 2,000 shares of Interpublic Common Stock. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options become exercisable in full on the third anniversary after the date of grant and expire ten years after the date of grant.

    An outside director may exercise stock options granted prior to June 1, 1996 that are exercisable on the date of cessation of service for 90 days following cessation of service as a director, except that an outside director who is eligible to receive a benefit under the Outside Directors' Pension Plan may exercise such options for five years following the date of retirement from the Board of Directors, but in no event after the expiration of the ten-year option term. Options granted on or after June 1, 1996 that are exercisable at the time of cessation of service may be exercised for a period of three years following cessation of service, whether or not the director is eligible to receive a benefit under the Outside Directors' Pension Plan, but in no event after expiration of the ten-year option term.

    The Outside Directors' Plan also provides for periodic grants of 3,000 restricted shares of the Company's Common Stock to each outside director. The first grant was made in June 1996. An additional grant of 3,000 shares will be made every fifth year thereafter while the Outside Directors' Plan remains in effect. The outside director has all rights of ownership with respect to such restricted shares, including the right to vote and to receive dividends, except that, prior to the expiration of a five-year period after the date of grant (the "Restricted Period"), the outside director is prohibited from selling or otherwise transferring the shares. If, on or after the first anniversary of the grant, an outside director's service as a director terminates for any reason (including death) during the Restricted Period, the restrictions on transfer will lapse immediately in proportion to the number of months that have elapsed since the date of grant and the remainder of such restricted shares will be forfeited. If an outside director's service terminates for any reason (including death) before the first anniversary of the date of grant, all such restricted shares will be forfeited. The committee administering the Outside Directors' Plan may in its discretion direct the Company to make cash payments to an outside director to assist in satisfying the federal income tax liability with respect to the receipt or vesting of the restricted shares.

    On June 20, 2000, Mr. Borelli, Mr. Brack, Ms. Considine, Mr. Olsen,
Mr. Miles and Mr. Samper each received under the Outside Directors' Plan an award of stock options, covering 2,000 shares of Common Stock with an exercise price of $44.47 per share. On June 7, 1996, Messrs. Borelli, Olsen and Samper each received under the Outside Directors' Plan a grant of 3,000 restricted shares. On June 6, 1997, Mr. Brack and Ms. Considine each received a grant of 3,000 restricted shares. On March 21, 2000, Mr. Miles received a grant of 3,000 restricted shares.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning the compensation paid by the Company and its subsidiaries to Messers. Dooner and Geier, each of whom served as the Chief Executive Officer during the last fiscal year, and the four other most highly compensated executive officers of the Company, who were serving as executive officers on December 31, 2000 (the "named executive officers"). In each instance, this compensation shown is for services rendered in all capacities for the three-year period ended on December 31, 2000. As used in this Proxy Statement, the executive officers of the Company are deemed to include any director of the Company who serves as the chief executive officer of McCann-Erickson WorldGroup or The Lowe Group, both agency systems of the Company.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                        ----------------------------------------------   -------------------------------------
                                                                                  AWARDS             PAYOUTS
                                                               OTHER     ------------------------   ----------      ALL
         NAME                                                 ANNUAL     RESTRICTED    SECURITIES                  OTHER
    AND PRINCIPAL        FISCAL                               COMPEN-       STOCK      UNDERLYING      LTIP       COMPEN-
     POSITION(1)          YEAR     SALARY(2)     BONUS(3)    SATION(4)    AWARDS(5)     OPTIONS     PAYOUTS(6)   SATION(7)
----------------------  --------   ----------   ----------   ---------   -----------   ----------   ----------   ---------
John J. Dooner, Jr....    2000     $1,155,000   $1,500,000   $ 94,713    $14,921,875     568,000    $        0    $ 8,883
  Chairman of the         1999        870,000    1,750,000     87,810              0           0     1,066,200      7,677
  Board, President        1998        860,000    1,200,000     76,184              0     120,000             0     11,123
  and Chief Executive
  Officer
Philip H. Geier,          2000     $  995,000   $1,600,000   $ 70,633    $ 9,425,000     300,000    $        0    $11,506
  Jr..................    1999        995,000    2,000,000         --              0           0     2,040,000     10,270
  Former Chairman of      1998        995,000    1,500,000         --              0     200,000             0     10,007
  the Board and
  Chief Executive
  Officer
James R. Heekin III...    2000     $  752,500   $1,200,000   $260,503    $ 1,237,500      80,000    $        0    $   727
  Chairman of McCann      1999        500,000      600,000         --      3,939,688     120,000       519,750      1,152
  Erickson WorldGroup     1998        504,912      425,000         --        548,438      76,000             0        696
  and Director of
  Interpublic
Barry R. Linsky.......    2000     $  380,000   $  300,000   $     --    $         0           0    $        0    $ 9,094
  Executive Vice          1999        326,667      330,000         --              0           0       340,000      9,075
  President-Planning      1998        310,000      280,000         --              0      32,000             0      8,905
  and Business
  Development
Frank B. Lowe.........    2000     $  870,000   $  900,000   $242,516    $         0           0    $1,201,328    $ 9,050
  Chairman of The         1999        866,667    1,350,000    244,053              0           0     1,332,750      9,592
  Lowe Group and          1998        833,333    1,000,000    267,607              0     120,000             0      9,300
  Director of
  Interpublic
Sean F. Orr...........    2000     $  575,000   $  625,000   $     --    $         0     100,000    $        0    $ 4,291
  Executive               1999        291,667      550,000         --      1,557,500     176,800             0      4,202
  Vice President,         1998              0            0         --              0           0             0          0
  Chief Financial
  Officer and
  Director

------------------------

(1) Mr. Geier resigned from his positions as Chairman of the Board, Chief Executive Officer and Director as of December 15, 2000. Effective December 15, 2000, Mr. Dooner became Chairman of the Board and Chief Executive Officer. He had been elected President in April 2000.

(2) The salaries of executive officers continuing to serve in the same position are generally reviewed every two years.

   Mr. Heekin has agreed to forego annual salary in the amount of $100,000 in consideration for the receipt of three Special Deferred Benefit Agreements, which are more fully described in this Proxy Statement under the heading "Special Deferred Benefit Arrangements".

(3) Consists primarily of bonus payments made pursuant to the Company's Management Incentive Compensation Program under the 1997 Performance Incentive Plan.

(4) Other Annual Compensation for 2000 includes $40,976, paid in respect of spousal travel on behalf of Mr. Dooner; $22,590 in medical/dental coverage and $28,334 paid in respect of spousal travel on behalf of Mr. Geier; $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe; and $220,029 in reimbursement for relocation expenses paid to or on behalf of Mr. Heekin.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

    Other Annual Compensation for 1999 includes $22,194 in medical/dental coverage and $42,773 paid in respect of spousal travel on behalf of Mr. Dooner; and $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe.

    Other Annual Compensation for 1998 includes $21,453 in medical/dental coverage and $29,357 paid in respect of spousal travel on behalf of Mr. Dooner; and $200,000 in reimbursement for housing expenses paid to or on behalf of Mr. Lowe.

(5) The number and value of shares of restricted stock held by the named executive officers at December 31, 2000 (based on the closing price of the Common Stock on December 29, 2000) are as follows: Mr. Dooner--805,148 shares ($34,269,112); Mr. Geier--350,000 shares ($14,896,875);
    Mr. Heekin--126,000 shares ($5,362,875); Mr. Linsky--51,534 ($2,193,416);
    Mr. Lowe--225,000 shares ($9,576,563) and Mr. Orr--40,000 shares
    ($1,702,500). The shares of restricted stock shown in the table as awarded to each named executive officer were granted with at least a four-year vesting period, subject to the discretion of the Committee administering the Plan to release the restrictions not earlier than one year after the grant date.

    Dividends on restricted stock are paid on the same basis as ordinary dividends on the Common Stock.

(6) Payouts under the Long-Term Performance Incentive Program are made at the end of four-year performance periods. These four-year periods begin at two-year intervals. The total payout for the 1995-1998 performance period was made in the first quarter of 1999.

    As a result of the merger of operations of Ammirati Puris Lintas and The Lowe Group, the 1997-2000 performance period was reduced from a four-year to a three-year period for certain employees of these Interpublic subsidiaries. Mr. Lowe was the only named executive officer affected by this change. He received a payout for this performance period during the third quarter of 2000.

(7) All Other Compensation for 2000 consisted of: (i) the following amounts paid to the named executive officers as matching contributions under the Interpublic Savings Plan--Mr. Dooner--$8,156; Mr. Geier--$7,877;
    Mr. Linsky--$7,838; Mr. Lowe--$7,794 and Mr. Orr--$3,833 and (ii) premiums paid by the Company on group life insurance--Mr. Dooner--$727;
    Mr. Geier--$3,629; Mr. Heekin--$727; Mr. Linsky--$1,256; Mr. Lowe--$1,256
    and Mr. Orr--$458.

                          STOCK OPTION GRANTS IN 2000

    The following table provides information on grants of stock options in 2000 to the named executive officers and the estimated grant date present value of the options.

                               INDIVIDUAL GRANTS

                          NUMBER OF SECURITIES
                           UNDERLYING OPTIONS     % OF TOTAL OPTIONS
                                GRANTED          GRANTED TO EMPLOYEES                                GRANT DATE
                            (#),(1),(2),(3)               IN              EXERCISE     EXPIRATION   PRESENT VALUE
NAME                            AND (4)              FISCAL YEAR        PRICE ($/SH)      DATE         ($)(5)
----                      --------------------   --------------------   ------------   ----------   -------------
John J. Dooner, Jr......        248,000(1)               5.77%            $43.6875       3/24/10     $3,898,560
                                220,000(1)               5.12%            $41.8438      12/15/10     $3,520,000
                                100,000(1)               2.33%            $60.0000      12/15/10     $1,600,000
Philip H. Geier, Jr.....        300,000(2)               6.98%            $47.1250       4/03/10     $5,127,000
James R. Heekin III.....         80,000(3)               1.86%            $41.2500       3/21/10     $1,175,200
Barry R. Linsky.........           None                    --                   --            --             --
Frank B. Lowe...........           None                    --                   --            --             --
Sean F. Orr.............        100,000(4)               2.33%            $43.6875       3/24/10     $1,572,000

--------------------------

(1) Mr. Dooner was granted two stock option awards on March 24, 2000. The first award, covering 48,000 shares of Common Stock, becomes exercisable on January 1, 2003. The second award, covering an aggregate of 200,000 shares of Common Stock, becomes exercisable as to: (a) 80,000 shares on March 24, 2003; (b) 60,000 shares on March 24, 2004; and (c) 60,000 shares on
    March 24, 2005. Mr. Dooner was granted three stock option awards on December 15, 2000. The first award, covering 20,000 shares of Common Stock, becomes exercisable on January 1, 2003. The second award, covering an aggregate of 200,000 shares of Common Stock, becomes exercisable as to:
    (a) 80,000 shares on December 15, 2003; (b) 60,000 shares on December 15, 2004; and (c) 60,000 shares on December 15, 2005. The third award, covering 100,000 shares of Common Stock, becomes exercisable at any time on or after December 15, 2001 when the price of a share of Common Stock is equal to or greater than $60. Each option granted to Mr. Dooner has a ten-year term and except for the option having an exercise price of $60 per share, has an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

(2) Mr. Geier was granted this stock option award on April 3, 2000. The option becomes exercisable in full on January 1, 2002. The option has a ten-year term and has an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant. Mr. Geier will have the right to exercise this option through April 3, 2010, whether or not he remains employed by the Company through that date.

(3) Mr. Heekin was granted this stock option award on March 21, 2000. The option becomes exercisable as to: (a) 32,000 shares of Common Stock on March 21, 2003; (b) 24,000 shares of Common Stock on March 21, 2004; and (c) 24,000 shares of Common Stock on March 21, 2005. The option has a ten-year term and has an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

(4) Mr. Orr was granted two awards of stock options on March 24, 2000. The first award, covering 20,000 shares of Common Stock becomes exercisable on January 1, 2003. The second award, covering an aggregate of 80,000 shares of Common Stock becomes exercisable as to: (a) 32,000 shares on March 24, 2003;
    (b) 24,000 shares on March 24, 2004; and (c) 24,000 on March 24, 2005. The
    options granted to Mr. Orr have a ten-year term and an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

(5) The grant date present value of each of the stock option awards to Messrs. Dooner, Geier, Heekin and Orr is calculated using the Black Scholes Option Pricing Model and assumes the options are held for six years. The calculations with respect to Mr. Dooner's stock option award: (a) on March 24, 2000 include the following assumptions: volatility of 24.82%, dividend yield of .85% and risk-free rate of return of 6.52%; and (b) on December 15, 2000 include the following assumptions: volatility of 27.89%, dividend yield of .88% and risk-free rate of return of 5.16%. The calculations with respect to Mr. Geier's stock option award include the following assumptions: volatility of 25.67%, dividend yield of .79% and risk-free rate of return of 6.29%. The calculations with respect to Mr. Heekin's stock option award include the following assumptions: volatility of 24.82%, dividend yield of .90% and risk-free rate of return of 6.46%. The calculations with respect to Mr. Orr's stock option award include volatility of 24.82%, dividend yield of .85% and risk-free rate of return of 6.52%.

     AGGREGATED OPTION EXERCISES IN 2000 AND FISCAL YEAR-END OPTION VALUES

    The following table provides information on stock option exercises and the number and the year-end value of options held by the named executive officers.

                                                                      NUMBER OF SHARES
                                                                         UNDERLYING               VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                                    DECEMBER 31, 2000 (#)        DECEMBER 31, 2000($)(1)
                          SHARES ACQUIRED                        ---------------------------   ---------------------------
NAME                      ON EXERCISE (#)   VALUE REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ---------------   ------------------   -----------   -------------   -----------   -------------
John J. Dooner, Jr......         None             --               230,040       1,018,000     $7,350,591     $ 9,222,813
Philip H. Geier, Jr.....      100,000           $3,384,380         634,600         932,000     20,433,491      12,576,254
James R. Heekin III.....         None             --               119,100         345,000      3,750,600       2,796,600
Barry R. Linsky.........         None             --                97,200         133,280      3,119,066       2,860,237
Frank B. Lowe...........         None             --                90,000         420,000      2,854,692       8,418,126
Sean F. Orr.............         None             --                     0         276,800              0         613,284

------------------------

(1) Based on the closing price of the Common Stock on December 31, 2000.

                    LONG-TERM INCENTIVE PLAN--AWARDS IN 2000

                                                                                    ESTIMATED FUTURE PAYOUTS
                                                                                   UNDER NON-STOCK PRICE BASED
                                                                                              PLANS
                                                         PERFORMANCE OR OTHER   ---------------------------------
                          ALLOCATION OF     NUMBER OF        PERIOD UNTIL
                           PERFORMANCE     PERFORMANCE        MATURATION        THRESHOLD    TARGET      MAXIMUM
NAME                          UNITS         UNITS (#)         OR PAYOUT            ($)         ($)         ($)
----                      --------------   -----------   --------------------   ---------   ---------   ---------
John J. Dooner, Jr......  IPG Worldwide       12,000           1999-2002         240,000    1,380,000   2,100,000
Philip H. Geier, Jr.....       --             --               --                  --          --          --
James R. Heekin, III....       --             --               --                  --          --          --
Barry R. Linsky.........       --             --               --                  --          --          --
Frank B. Lowe...........       --             --               --                  --          --          --
Sean F. Orr.............  IPG Worldwide        3,500           1999-2002          70,000      402,500   612,500

    The Long-Term Performance Incentive Program (the "LTPIP") provides for awards at two-year intervals of "performance units" to select employees of the Company or its subsidiaries who are members of the Development Council of the Company and its subsidiaries. The value of the performance units is tied to the annual growth of operating profits of the office, agency or regional or worldwide agency system with which the employee is principally associated. Such performance units are awarded with a provisional value of $100, which may increase to as much as $175. The value may decrease to as little as zero, with the increase or decrease depending in each case on the extent to which the growth rates of operating profit of the applicable operating components exceed or fall short of pre-established compound growth rates in operating profit over a period of four calendar years (a "performance period").

    The threshold growth rate objective is based on 8% growth in cumulative compound operating profit of an operating component during a performance period, resulting in a threshold payout of $20 per performance unit. Failure to reach the threshold growth rate will result in a zero award. The LTPIP does not provide for a target performance level. A target growth rate of 15% has been assumed for purposes of this presentation. This growth rate would result in a target payout of $115 per performance unit. The maximum growth rate objective is 27% resulting in a maximum payout of $175 per performance unit.

    In connection with Mr. Dooner's promotion to Chairman of the Board and Chief Executive Officer, the Company reallocated his award under the LTPIP for the 1999-2002 performance period by reducing to 8,000 the number of performance units he was granted in 1999 attributable to the growth of McCann-Erickson WorldGroup and by granting him in 2000 12,000 performance units attributable to the growth of Interpublic.

                     EMPLOYMENT AGREEMENTS, TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

    Each of the following named executive officers has an employment agreement with the Company providing for the annual compensation and termination dates set forth below:

                                                                              EXPIRATION
NAME                                                            SALARY          DATE(1)
----                                                          ----------   -----------------
John J. Dooner, Jr..........................................  $1,250,000   December 31, 2003

Philip H. Geier, Jr.........................................     995,000   June 30, 2001

James R. Heekin III.........................................     770,000   December 31, 2003

Barry R. Linsky.............................................     380,000   December 31, 2005

Frank B. Lowe...............................................   1,000,000   December 31, 2005

Sean F. Orr.................................................     600,000   May 31, 2004

------------------------

(1) Each employment agreement is terminable by either party at any time upon twelve months' notice.

SPECIAL DEFERRED BENEFIT ARRANGEMENTS

    In addition to an employment contract, each of the named executive officers has entered into special deferred benefit agreements with Interpublic as described below.

    Mr. Dooner is a party to two agreements which in the aggregate provide that if he dies while he is employed by the Company $186,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer in the employment of the Company on or after his 55th birthday he will be paid benefits for 15 years ranging from $130,200 to $186,000 per year, depending upon the year his employment terminates. In the event Mr. Dooner's employment terminates prior to his 55th birthday, other than by reason of death, he will be paid lesser sums but not less than an aggregate of $440,000. The Company also has entered into an agreement with Mr. Dooner which provides that if he dies while he is employed by the Company, his beneficiaries will receive $88,500 annually for 15 years. Alternatively, when he retires from the Company, the Company will pay him retirement benefits at the rate of $88,500 per year for 15 years.

    After his retirement, if he were to die before all payments were made under these agreements, the Company would make the remaining payments to his beneficiaries.

    Mr. Geier is a party to two agreements which in the aggregate provide that if he dies while he is employed by the Company $160,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid benefits for 15 years of $160,000 per year when he retires. The Company also has entered into an agreement with Mr. Geier which provides that if he dies while he is employed by the Company $255,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, he will be paid an annual benefit of $255,000 for 15 years upon his retirement from the Company.

    After his retirement, if he were to die before all payments were made under these agreements, the Company would make the remaining payments to his beneficiaries.

    In connection with Mr. Geier's resignation as Chairman of the Board, Chief Executive Officer and director, the Company has agreed to enter into another Special Deferred Benefit Arrangement with him. The terms of this arrangement are described in this Proxy Statement under the heading "Certain Retirement Arrangements".

    Mr. Heekin is a party to two agreements which provide that if he dies while he is employed by the Company, an aggregate of $202,500 will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer employed by the Company on or after his 55th birthday he will be paid benefits for 15 years in the aggregate ranging from $120,150 to $202,500 per year, depending upon the year his employment terminates. In the event Mr. Heekin's employment terminates prior to his 55th birthday, other than by reason of death, he will be paid lesser sums not in excess of $200,000. The Company also has entered into another agreement with Mr. Heekin which provides that if he dies while employed by the Company, $50,000 will be paid to his beneficiaries for 15 years following his death. If he retires, resigns or is otherwise no longer employed by the Company on or after his 58th birthday, he will be paid benefits for 15 years ranging from $38,000 to $50,000 per year, depending upon the year that his employment terminates. If
Mr. Heekin's employment terminates prior to his 58th birthday, other than by reason of death, he will be paid lesser sums not to exceed $25,000.

    After he retires, if he were to die before all payments were made under these agreements, the Company would make the remaining payments to his beneficiaries.

    Mr. Linsky is a party to two agreements which in the aggregate provide that if he dies while he is employed by the Company $100,560 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer in the employment of the Company on or after his 59th birthday he will be paid benefits for 15 years ranging from $86,040 to $100,560 per year, depending upon the year his employment with the Company terminates. With respect to the agreements discussed above, the Company and Mr. Linsky have amended one of those agreements in 2000 to provide that the annual benefit to Mr. Linsky or his beneficiaries of $60,000 would be increased by 4% annually through 2003, provided that Mr. Linsky were to remain employed with the Company through October 2001. The Company has entered into two other agreements with Mr. Linsky. Under one of those contracts, the Company will pay Mr. Linsky upon his retirement $258,000 per year for 15 years. Alternatively, if he dies while employed by the Company, the Company will pay his beneficiaries this annual benefit for 15 years following his death. Under the other contract, Mr. Linsky will be paid deferred compensation in the minimum amount of $243,253 in one lump sum shortly after his retirement.

    After he retires, if he were to die before any or all payments were made in full under these agreements, then the Company would make the payment or payments to his beneficiaries.

    Mr. Lowe is a party to three agreements with the Company. The first agreement provides that if he dies while he is employed by the Company $158,400 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 60th birthday, he will be paid a benefit of $158,400 per year for 15 years. If he retires, resigns or his employment is terminated prior to his 60th birthday, he will be paid benefits ranging from $110,880 to $148,896 per year for 15 years based on the year his employment terminates. The second agreement with Mr. Lowe provides that if he dies while he is employed by the Company, an amount of $133,200 per year will be paid to his beneficiaries for 15 years following his death. If he retires on or after his 64th birthday, he will receive a benefit of $133,200 per year for 15 years. If he retires or resigns or his employment is terminated on or after his 60th birthday, but prior to his 64th birthday, he will receive benefits for a period of 15 years ranging from $60,952 to $117,216 per year, depending upon the year his employment terminates. The third agreement with Mr. Lowe provides that if he dies while employed by the Company, an amount of $181,495 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires on or after his 64th birthday, he will receive a benefit of $181,495 per year for 15 years. If he retires or resigns or his employment is terminated with the Company on or after his 60th birthday but prior to his 64th birthday, he will receive benefits for 15 years ranging from $80,648 to $154,606 per year, depending upon the year his employment terminates. In addition, if Mr. Lowe becomes permanently disabled at any time prior to January 15, 2007, he will receive a benefit of $500,000 per year for a period of 15 years. This disability benefit would be in lieu of all other payments to be made under this Agreement and his other Special Deferred Benefit Arrangements.

    After he retires, if he were to die before all payments were made under these agreements, the Company would make the remaining payments to his beneficiaries.

    Mr. Orr is a party to an agreement which provides that if he dies while he is employed by the Company, $165,000 per year will be paid to his beneficiaries for 15 years following his death. Alternatively, if he retires, resigns or is otherwise no longer employed by the Company on or after his 55th birthday, he will be paid benefits for 15 years ranging from $115,500 to $165,000 per year, depending upon the year his employment terminates. In the event Mr. Orr's employment terminates prior to his 55th birthday, other than by reason of death, he will be paid a sum of no more than $50,000.

    After he retires, if he were to die before all payments were made under these agreements, the Company would make the remaining payments to his beneficiaries.

EXECUTIVE SEVERANCE AGREEMENTS

    The named executive officers each have an agreement with the Company pursuant to which (a) sums previously deferred pursuant to employment agreements, and the Management Incentive Compensation Plans of the Company and its subsidiaries and amounts payable under Special Deferred Benefit Agreements would become payable within 30 days following a "Change of Control" of the Company, if the individual had so elected prior to the Change of Control, and
(b) a cash severance payment would become payable to such individual if, within two years after the Change of Control, his employment should be terminated by the Company (except for "cause") or the individual should resign for "good reason".

    The agreements provide that a Change of Control occurs if: (a) any person other than Interpublic or any of its subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 30% or more of the combined voting power of Interpublic's then outstanding voting securities; (b) the stockholders approve an agreement to merge or consolidate with another corporation (other than a subsidiary of Interpublic) or an agreement to sell or dispose of all or substantially all of the business or assets of Interpublic; or (c) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Interpublic's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    The agreements provide, for purposes of determining an executive's right to receive severance payments only, that Interpublic shall have cause to terminate an executive, following a Change of Control, if the executive: (a) engages in conduct that constitutes a felony and that results in the personal enrichment of the executive at the Company's expense; (b) refuses to substantially perform his responsibilities for the Company; or (c) deliberately and materially breaches any agreement between himself and the Company and fails to remedy that breach within a 30-day cure period.

    For purposes of determining an executive's right to receive severance payments only, an executive under the terms of the agreements may resign for "good reason" if, without his consent, in any circumstance other than his disability, his office in the Company or the geographical area of his employment should be changed or his compensation should not continue to be paid and increased on the same basis as had been in effect prior to the Change of Control or the individual should determine in good faith that the Company had, without his consent, effected a significant change in his status within, or the nature or scope of his duties or responsibilities with, the Company and the Company failed to cure such situation within 30 days after written notice from the individual.

    The severance payment would be either three times (for Messrs. Dooner, Geier, Lowe, Heekin and Orr) or two times (for Mr. Linsky) the individual's average annual compensation during the two calendar years ended prior to the date of the Change of Control, plus a partial annual bonus based on the prior year's bonus prorated for the elapsed portion of the year in which employment terminated. The average compensation used in calculating the severance payment would be the individual's taxable compensation plus any deferred compensation accrued during the two relevant years, but would not include any deferred compensation earned in prior years but paid during the two years and would not include any taxable compensation relating to any stock option or restricted stock plan of the Company.

    Each contract includes the agreement of the individual providing that if the individual's employment terminates in circumstances entitling him to a severance payment, he will, for a period of 18 months following the termination of his employment, neither (a) solicit any employee of the Company or any of its subsidiaries to leave such employ to enter into the employ of the individual, or any person or entity with which the individual is associated, nor (b) solicit or handle, on his own behalf or on behalf of any person or entity with which he is associated, the advertising, public relations, sales promotion or market research business of any advertiser which was a client of the Company or any of its subsidiaries on the date the individual's employment terminates.

    The agreements give the individuals who are parties thereto an option to limit payment under the agreements to such sum as would avoid subjecting the individual to the excise tax imposed by Section 4999 of the Internal Revenue Code.

CERTAIN RETIREMENT ARRANGEMENTS

    After a forty-five year career with Interpublic, Mr. Geier resigned his positions as director and as Chairman of the Board and Chief Executive Officer, effective December 15, 2000. His current employment agreement with the Company will expire on June 30, 2001. During that period of time, he will continue to receive his salary at the rate of $995,000 per year in the capacity of Chairman Emeritus.

    Effective as of July 1, 2001, Mr. Geier has agreed to enter into an employee consultancy agreement with Interpublic for a minimum of two and one-half years at a yearly salary of $995,000. In recognition of his many years of service and his contribution to the exceptional growth and profitability of Interpublic, the Company has agreed to provide Mr. Geier with (a) a Special Deferred Benefit Arrangement of $1,200,000 per year, payable for 15 years beginning after his retirement from Interpublic(1); and (b) office facilities and other support staff through December 2005 that are comparable to those provided to him prior to December 2000. Additionally, the Company has agreed that Mr. Geier will become fully-vested in his award of performance units and stock options under Interpublic's Long-Term Performance Incentive Program for the 1999-2002 performance period. With respect to the 2001-2004 performance period under the Long-Term Performance Incentive Program, Mr. Geier received on January 2, 2001 a grant from the Company of 15,000 performance units attributable to the growth of Interpublic and an option covering 60,000 shares of Common Stock at an exercise price of $40.4688 per share. These grants will vest pro-rata through his date of retirement.

    Additional information with respect to equity grants made by the Company to Mr. Geier during 2000 is disclosed in this Proxy Statement under the headings "Summary Compensation Table" and "Stock Option Grants In 2000".

RETIREMENT PLAN

    As of January 1, 1992, the Company adopted the Interpublic Retirement Account Plan to provide benefits under a "cash balance formula" to employees of Interpublic and most of its domestic subsidiaries who have at least five years of service. Each year a participant's account balance is credited with an amount equal to a percentage of the participant's annual compensation and interest credits. The percentage of annual compensation varies based on the sum of the participant's age and years of service from 1.5% for participants with a sum less than 40 years to 5% for participants with a sum of 80 or more years. Interest credits are based on the 1-year U.S. Treasury bill rate plus
1 percentage point, compounded quarterly, and are guaranteed to be at least 5% per year, compounded quarterly.

------------------------

(1) The Company maintains a company-owned life insurance policy on the life of Mr. Geier which will, upon his death, pay to the Company the after tax cost of the benefits and premiums paid for the Special Deferred Benefit Agreement discussed above.

    Until July 31, 1987, employees of the Company and most of its domestic subsidiaries were entitled in general to receive at retirement a monthly retirement benefit pursuant to a defined benefit pension formula computed as a percentage of average monthly compensation during the five consecutive calendar years with highest compensation with certain exclusions. The percentage of average monthly compensation used to calculate the monthly benefit was determined by multiplying the number of years of accredited service (which is defined in the Plan as the period of participation in the Plan) by 1.3%.

    Beginning July 31, 1987, the method of calculating the pension benefit was changed to a career average formula based on annual compensation. The percentage of annual compensation used to calculate the benefit was 1% of each year's compensation up to $15,000 plus 1.3% of any compensation in excess of that amount.

    Participants under the defined benefit pension formula on December 31, 1991, had their normal retirement benefit converted on an actuarial basis into an "opening cash balance" as of January 1, 1992. In addition, participants continued to accrue benefits pursuant to the career average formula and became eligible to receive upon retirement the higher of (1) the participant's benefit under the cash balance formula or (2) the participant's accrued retirement benefit under the career average formula as of December 31, 1991, plus any accrual after that date calculated pursuant to the career average formula. Employees joining the Company after December 31, 1991, were eligible to accrue benefits only under the cash balance formula.

    With certain minor exceptions, "compensation" under the career average formula as well as the cash balance formula includes all compensation subject to federal income tax withholding. Annual compensation for pension accruals since December 31, 1988 has been limited by federal tax law.

    In December 1997, the Board of Directors of the Company adopted a resolution to freeze benefit accruals under the Interpublic Retirement Account Plan as of March 31, 1998. Retirement account balances as of that date will continue to be credited with interest until benefits begin in accordance with the generally applicable Plan provisions, but additional Company allocations have been discontinued as of March 31, 1998. In accordance with the resolution, Retirement Account Plan participants whose benefits were not already vested became fully vested as of April 1, 1998.

    In addition, effective April 1, 1998, employees with five or more years of Retirement Account Plan participation began to participate in a new Compensation Plan. Under the new Compensation Plan, an account is established for each eligible employee and credited with up to ten annual allocations depending on the employee's years of participation in the Retirement Account Plan. Each annual allocation approximates the discontinued allocations under the Retirement Account Plan. In general, the balance in each employee's account begins to vest gradually after five years of participation in the new Compensation Plan. Payouts generally are made while the employee is still employed by the Company or one of its subsidiaries.

    The estimated annual retirement benefit that each of the named executive officers (other than Mr. Orr) would receive at normal retirement age, payable as a straight life annuity together with the annual benefit under the new Compensation Plan, is as follows: Mr. Dooner--$90,200; Mr. Geier--$140,000;
Mr. Heekin--$16,089; Mr. Linsky--$93,647 and Mr. Lowe--$13,217. Alternatively, each of them could take the benefit as a lump sum estimated as follows:
Mr. Dooner--$976,963; Mr. Geier--$1,483,619; Mr. Heekin--$171,908;
Mr. Linsky--$1,014,298 and Mr. Lowe--$141,221.

    Mr. Orr is not entitled to receive these benefits because he was hired by Interpublic after the Retirement Account Plan was frozen.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

    The Company's overall business strategy is to increase shareholder value over the long term. Consistent with this strategy, the Compensation Committee has endeavored to develop and administer compensation policies that are linked to the successful achievement of the Company's strategy.

    The objective of the Company's executive compensation program is to provide key executives with short-term and long-term compensation opportunities that will enhance shareholder value by motivating executives, increasing retention and rewarding outstanding individual and Company performance.

    The compensation paid to executives consists of a base salary and incentive compensation which may be earned only if the Company's financial performance meets or exceeds annual growth targets. Incentive opportunities for the most part are long term, as well as at risk and equity oriented. Those incentive opportunities are provided pursuant to one or more of the following programs covered under the Company's shareholder-approved 1997 Performance Incentive
Plan:

    - Management Incentive Compensation Program (the "MICP"), which is an annual bonus plan that establishes a bonus pool based on profits for the last-completed fiscal year. Individual awards are made based on performance and are typically paid in cash but may be paid in stock.

    - Long-Term Performance Incentive Program (the "LTPIP"), which provides for biennial awards of performance units each having a four-year term. These awards entitle a participating executive to receive cash payments based on the extent to which long-term operating profit targets are achieved by the division or entity of the Company for which the executive is responsible.

    - Stock Incentive Program, which provides for the issuance of stock options and restricted stock. These instruments increase in value over time only if the market price of Interpublic Common Stock increases. They are usually forfeited in the absence of action by the Committee if an executive leaves the Company within a specified period following the date of the award.

    The determination of the amount and form of executive compensation, including incentive compensation, paid to each executive officer of the Company is made by the Committee based on a discretionary evaluation, after taking into account a range of factors that include:

    (i) The financial results of the Company and the anticipated developments in the advertising industry.

    (ii) The total annualized compensation for the particular executive based on salary, bonus and incentive compensation.

   (iii) The accumulated value of incentive compensation previously provided such as stock options, restricted stock or performance units.

    (iv) The current and future financial and tax impact on the Company and on the executive of benefits under the Company's compensation plans.

    (v) The particular achievements measured against pre-determined annual objectives of the executive.

    (vi) The talents and unique qualities of the executive and the value of his or her accumulated experience with the Company as those factors are relevant to the future management of the Company.

    There is no pre-determined weight assigned to any of the above factors; however compensation decisions by the Committee are greatly influenced by the annual financial performance of the Company.

    The Committee's overall knowledge and experience of executive compensation practices provide the basis for making the subjective evaluations which in part determine the salaries paid and the incentive awards made to the executive officers.

    In 2000, the Compensation Committee of the Company consisted of six outside directors. Most of the members of the Compensation Committee have served and continue to serve on a number of other corporate boards in a similar capacity. All members have extensive knowledge of compensation practices in the private business sector generally.

2000 COMPENSATION OF EXECUTIVE OFFICERS

BASE SALARIES

    Base salaries for certain employee directors were increased during 2000 as well as for some executive officers other than those listed on the Summary Compensation Table. Salary increases for executive officers and employee directors are based on professional merit performance, promotions and overall financial results.

MICP

    Under the Management Incentive Compensation Program, annual bonuses to officers and key employees of the Company and its subsidiaries are paid from an annual bonus pool that may not exceed 5% of the amount by which consolidated pre-tax income on a worldwide basis exceeds 15% of the average equity capital of the Company in the immediately preceding calendar year. In 2000, total MICP payments to executive officers were lower than in 1999.

LTPIP

    The Long-Term Performance Incentive Program comprises a significant portion of the total compensation for executive officers of Interpublic and key employees of its subsidiaries. Awards under the LTPIP, consisting of performance units each having a four-year term, generally are granted biennially in odd-numbered years. Additional grants of performance units for the 1999-2002 four year performance period were made to executive officers including those listed in the Long-Term Incentive Plan Table. In granting individual LTPIP awards for this performance period to executive officers the Committee considered a number of factors including, but not limited to, tenure with the Company, history of past grants, performance and current job level of the executive or significant changes in the executive's responsibilities.

EQUITY GRANTS

    Under the shareholder-approved 1997 Performance Incentive Plan, stock options and restricted stock may be awarded to officers and key employees of the Company and its subsidiaries. Stock options are granted on such terms as are approved by the Committee, provided that the term of the option may not exceed ten years and the exercise price may not be less than the fair market price of the Common Stock on the date of grant. Shares of restricted stock granted are restricted as to the selling or transferring of the shares typically for a minimum of five years from date of grant and are forfeited if the executive should leave the employment of the Company, unless the Committee deems otherwise. In determining individual grants of stock options and restricted stock the Committee takes into consideration the number of years since previous grants, the financial performance of the Company over recent years in terms of annual operating margin, revenue and operating profit growth and the growth of shareholder value and the overall compensation and performance of the executive. The Committee also reviews various outside survey data pertaining to the pattern of grants made by other companies having approximate capitalization and growth similar to those of Interpublic (including several of the companies in the Peer Group Indices appearing in the two performance graphs that follow this Report).

    Restricted stock grants are periodically granted by the Committee to executive officers and are designed to focus key executives on the long-term performance of the Company. During 2000 no restricted shares or stock options were granted to key executives other than the named executive officers. Grants to the named executive officers are shown in the preceding tables.

TAX LAW

    Under the federal income tax laws, the deduction that a publicly-held company is allowed for compensation paid to the chief executive officer and to its other four most highly compensated executive officers generally is limited to $1 million exclusive of qualifying performance-based compensation. The Committee has and will continue to consider ways to maximize the deductibility of executive compensation, including the utilization of performance-based plans, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. The 1997 Performance Incentive Plan contains provisions relating to MICP Awards, LTPIP Awards, stock option grants and performance units that are intended to make the awards eligible for exclusion from the $1 million limitation.

COMPENSATION OF CHIEF EXECUTIVE OFFICERS

    During 2000 Mr. Geier relinquished his position of Chairman and Chief Executive Officer and Mr. Dooner was promoted from President and Chief Operating Officer to Chairman and Chief Executive Officer. Mr. Geier will remain an employee as Chairman Emeritus.

    In 2000 the Compensation Committee granted to Mr. Geier 200,000 shares of restricted stock which will lapse on April 3, 2004 and 300,000 stock options at an exercise price of $47.1250 per share. The options vest on January 1, 2002 and are exercisable any time thereafter up to ten years from date of grant. These awards were made in recognition of Mr. Geier's forty-six years of Company service of which twenty-one were as Chairman and Chief Executive Officer.

    Mr. Geier also received a 2000 MICP award of $1,600,000 in recognition of Interpublic's achieving its 2000 financial growth targets. The award to Mr. Geier was based on financial results which included an increase of 24% in net income (before non-recurring items), an increase of 22% in diluted earnings per share (before non-recurring items) and an increase of 13% in revenue, which in the opinion of the Compensation Committee contributed to an increase in shareholder value.

    In 2001, Mr. Geier was granted an LTPIP award for the 2001-2004 performance period consisting of 15,000 performance units and 60,000 stock options at an exercise price of $40.4688 which will become exercisable January 1, 2005. The LTPIP grant was deemed by the Committee to be at an appropriate level for the future role and responsibilities Mr. Geier will perform for the Company as Chairman Emeritus. The award was also in recognition of the fact that while Chairman and Chief Executive Officer, Mr. Geier provided long-term strategic leadership and achieved certain business objectives from which the Company will benefit in the years to come.

    Mr. Dooner was appointed President and Chief Operating Officer in March, 2000. He formerly was Chairman and Chief Executive Officer of McCann-Erickson WorldGroup, Interpublic's largest operating company and has been continuously employed with the Company at various subsidiaries since May 21, 1973. In recognition of his promotion to President and Chief Operating Officer, Mr. Dooner's cash base salary was increased to $1,250,000 per year which represented an increase of $380,000 per year over his previous cash base salary. In addition, Mr. Dooner was granted 150,000 shares of restricted stock which will lapse March 24, 2005 if he is still in the employ of the Company and 200,000 stock options at an exercise price of $43.6875 per share. The stock option will become exercisable 40% after three years from date of grant, 30% four years after date of grant and 30% five years after date of grant. In addition, Mr. Dooner's LTPIP grant for the 1999-2002 performance period was increased from 12,000 to 16,000 performance units with an additional grant of 48,000 stock options granted at an exercise price of $43.6875 per share. The stock options will be fully exercisable at the conclusion of the LTPIP 1999-2002 performance period, January 1, 2003. These various adjustments were made by the Committee to bring Mr. Dooner's compensation up to internal and external competitive practices and levels.

    Upon Mr. Dooner's promotion to Chairman and Chief Executive Officer in December, the Committee granted him 200,000 restricted shares which will lapse December 15, 2005, 200,000 stock options at an exercise price of $41.8438 per share, 40% of which will become exercisable after three years from the date of grant, 30% of which will become exercisable after four years and 30% of which will become exercisable after five years. In addition, Mr. Dooner received a grant of 100,000 stock options at an exercise price of $60 per share which will become fully exercisable on or after December 15, 2001 if and when the market price of Interpublic common stock is equal to or greater than $60.00 per share. Mr. Dooner's 1999-2002 LTPIP grant was increased in recognition of his promotion to Chairman and Chief Executive Officer. The increase in Mr. Dooner's LTPIP grant consisted of 4,000 additional performance units, for a total of 20,000 performance units and the issuance of an additional 20,000 stock options, for a total of 188,000 for the performance period, at an exercise price of $41.8438 per share. The options will be exercisable any time after January 1, 2003 up to ten years from date of grant. As supplemented by the additional grants made in connection with the 1999-2002 performance period under the LTPIP, Mr. Dooner received the maximum individual grant for a participant of performance units available under the LTPIP which has been the consistent practice of the Committee for the position of Chairman and Chief Executive Officer. The Committee through application and practice has continuously sought to provide the Chairman and Chief Executive Officer with a highly leveraged incentive compensation package which only rewards for excellent to outstanding financial performance and stock growth.

    Mr. Dooner received a 2000 MICP award of $1,500,000. In considering
Mr. Dooner's 2000 MICP award the Committee primarily recognized the achievement of the Company in meeting its financial targets similar to those used in determining Mr. Geier's award for the year of 2000.

    The Committee in making these various compensation adjustments, awards and grants to Messrs. Geier and Dooner took into consideration many factors including but not limited to competitive outside compensation practices of other marketing communications companies as well as the continued professional long-term achievements of each executive to the substantial growth of the Company and shareholder value.

                                  Leif H. Olsen, Chairman
                                  Reginald K. Brack, Acting Chairman
                                  Frank J. Borelli
                                  Jill M. Considine
                                  Michael A. Miles
                                  J. Phillip Samper

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN (1)
             THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
                     THE S&P 500 AND PEER GROUP INDICES (2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

            1995   1996    1997    1998    1999    2000
Interpublic  100  111.11  176.88  285.98  417.01  310.67
S & P 500    100  122.95  163.96  210.81  255.16  231.93
Peer Group   100  128.93  191.86  275.92  493.05   395.1

                                                                1995       1996       1997       1998       1999       2000
                                                              --------   --------   --------   --------   --------   --------
Interpublic.................................................   100.00     111.11     176.88     285.98     417.01     310.67

S & P 500...................................................   100.00     122.95     163.96     210.81     255.16     231.93

Peer Group..................................................   100.00     128.93     191.86     275.92     493.05     395.10

----------------------------------

(1) Assumes $100 is invested on December 31, 1995, and that all dividends are reinvested.

(2) Interpublic has excluded from its peer group for the year 2000, Young & Rubicam because that company was acquired in October 2000 by the WPP Group. The Peer Group index includes Interpublic, Cordiant plc, Omnicom, True North Communications Inc., Grey Advertising and WPP Group. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

           COMPARISON OF FIFTEEN-YEAR CUMULATIVE TOTAL RETURN OF (1)
              THE INTERPUBLIC GROUP OF COMPANIES, INC. COMMON STOCK,
                      THE S&P 500 AND PEER GROUP INDICES (2)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC
Dollars

          1985   1986    1987    1988    1989    1990    1991    1992    1993    1994    1995    1996    1997     1998      1999
IPG        100  131.81  155.78  184.45   250.7  275.13  458.16  566.49  528.34  539.52  740.09  822.34  1309.05  2116.54   3086.22
S&P 500    100  118.62  124.76  145.34  191.25   185.3  241.51  259.88  286.03  289.81  398.63  490.12   653.58   840.34  1,017.13
Peer Grp   100  101.28  108.28  110.28  121.11    79.3  113.81  141.09  151.75  164.62  214.35  276.37   411.24    591.4  1,054.75

           2000
IPG       2299.21
S&P 500    914.78
Peer Grp    845.2

                         1985       1986       1987       1988       1989       1990       1991       1992       1993       1994
                       --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
Interpublic..........   100.00     131.81     155.78     184.45     250.70     275.13     458.16     566.49     528.34     539.52

S&P 500..............   100.00     118.62     124.76     145.34     191.25     185.30     241.51     259.88     286.03     289.81

Peer Group...........   100.00     101.28     108.28     110.28     121.11      79.30     113.81     141.09     151.75     164.62

                         1995       1996       1997       1998       1999       2000
                       --------   --------   --------   --------   --------   --------
Interpublic..........   740.09     822.34    1309.05    2116.54     3086.22   2299.21
S&P 500..............   398.63     490.12     653.58     840.34     1017.13    914.78
Peer Group...........   214.35     276.37     411.24     591.40     1054.75    845.20

----------------------------------

(1) Assumes $100 is invested on December 31, 1985, and that all dividends are reinvested.

(2) The Peer Group index includes Interpublic, Cordiant plc., Omnicom, True North Communications, Inc., Grey Advertising and WPP Group. Interpublic excluded from its peer group in 2000 Young & Rubicam because that company was acquired by WPP Group in October 2000. Total shareholder return is weighted according to market capitalization at the beginning of each annual period.

(3) An important objective of the Company is to create long-term reward for shareholders. The table that appears above has been presented to show comparative cumulative return over a fifteen-year period.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    C. Kent Kroeber, an executive of the Company, exercised a stock option covering 40,000 shares of Common Stock on August 15, 2000 and elected to have 11,974 of those shares withheld in payment of certain tax obligations incurred in connection with the option exercise. He also sold 14,000 shares on August 17, 2000 and 14,000 shares on August 18, 2000. These transactions were not timely filed with the Securities and Exchange Commission on Form 4; but were reported by Mr. Kroeber on Form 5 filed with the Securities and Exchange Commission on January 31, 2001.

    Thomas Dowling became an executive officer of the Company on January 17, 2000. He did not timely file a Form 3 with the Securities and Exchange Commission by January 27, 2000. However, the Form 3 was filed by Mr. Dowling with the Securities and Exchange Commission on March 14, 2001.

    Susan Watson became an executive officer of the Company on October 24, 2000. She did not timely file a Form 3 with the Securities and Exchange Commission by November 3, 2000. However, the Form 3 was filed by Ms. Watson with the Securities and Exchange Commission on March 6, 2001.

                   2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    PricewaterhouseCoopers has been appointed and is acting as independent accountants of the Company for the year 2001. This firm has been the Company's independent accountants since 1952. PricewaterhouseCoopers has advised the Company that they are independent accountants with respect to the Company and its subsidiaries within the meaning of the rules and regulations of the Securities and Exchange Commission.

    A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions.

    If a majority of the shares of Common Stock present in person or by proxy and entitled to vote do not confirm the appointment of PricewaterhouseCoopers, the Board of Directors of the Company will take such vote into consideration and take action consistent to the extent practicable with the stockholders' vote and the Company's need for the services of independent accountants for the balance of the year 2001.

AUDIT FEES

    The aggregate fees billed for professional services rendered by the Company's principal accounting firm, PricewaterhouseCoopers, for the audit of the Company's financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $4,600,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    PricewaterhouseCoopers did not provide the Company with, and consequently did not bill the Company for, information technology services relating to financial information systems, design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

    The aggregate fees billed for services rendered by PricewaterhouseCoopers to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2000 were $9,300,000.

    The Audit Committee of the Company has considered whether the provision of such non-audit services by PricewaterhouseCoopers is compatible with maintaining PricewaterhouseCooper's independence.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONFIRMATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS.

                            SOLICITATION OF PROXIES

    This solicitation of proxies is made on behalf of the Management of the Company. Solicitation of proxies will be primarily by mail. In addition, proxies may be solicited in person or by telephone, telefax or other means by officers, directors and employees of the Company, for which they will receive no additional compensation. Banks, brokers and others holding stock in their names or in the names of nominees will be reimbursed for out-of-pocket expenses incurred in sending proxy material to the beneficial owners of such shares. The cost of solicitation will be borne by the Company. D.F. King & Co., New York, N.Y., has been retained to assist the Company in the distribution of proxy materials to, and the solicitation of proxies from, brokers and other institutional holders at a fee of $8,500, plus reasonable out-of-pocket expenses. The Company also has agreed to indemnify D.F. King for certain liabilities, including liabilities arising under the federal securities laws.

    The Management is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.

                                        By Order of the Board of Directors,

                                        Nicholas J. Camera
                                        SECRETARY

April 12, 2001

                                                                      APPENDIX A

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                            AUDIT COMMITTEE CHARTER

    The Audit Committee ("the Committee") of the Board of Directors ("the Board") of The Interpublic Group of Companies, Inc. ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

COMPOSITION

    The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the New York Stock Exchange (NYSE). The members of the Committee will be elected annually at the organizational meeting of the full Board held in May and will be listed in the annual report to shareholders. One of the members of the Committee will be elected Committee Chair by the Board.

RESPONSIBILITY

    The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent accountants, financial management and the Board. The Committee should have a clear understanding with the independent accountants that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent accountants is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

AUTHORITY

    Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

MEETINGS

    The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. Content of the agendas for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent accountants and internal audit at least once each year and at other times when considered appropriate.

ATTENDANCE

    Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chairman may request that members of management and representatives of the independent accountants and internal audit be present at Committee meetings.

SPECIFIC DUTIES

    The Committee will:

        1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NYSE Audit Committee Requirements.

        2. Review with Company's management, internal audit and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their opinion as to the adequacy of such controls.

        3. Review with the Company's management, internal audit and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

        4. Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

        5. Review the scope and general extent of the independent accountant's annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including the major risk factors. The Committee should inquire of the independent accountants as to whether the audit scope is sufficiently comprehensive, as compared with comparable public companies and current practice, and confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

        6. Inquire as to the independence of the independent accountants. In addition, review the extent of non-audit services provided by the independent accountants in relation to the objectivity needed in the independent audit. Receive the written disclosure and letter from the Company's independent accountants contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee.

        7. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release and if not practicable prior to filing Forms 10-Q. Also receive a written confirmation from the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or written enumeration of required reporting issues.

        8. At the completion of the annual audit, review with management, internal audit and the independent accountants the following:

    - The annual financial statements and related footnotes and financial information to be included in the Company's annual report on Form 10-K and its annual report to shareholders.

    - Results of the audit of the financial statements and the related report thereon and, if applicable, a reporting on changes during the year in accounting principles and their applications.

    - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation of the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

    - Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards No. 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 90 and that they concur with management's representation concerning audit adjustments.

        9. After preparation by management and review by the internal and external auditors, approve the report required under SEC rules to be included in the Company's annual proxy statement. Charter is to be published in proxy statement every three years.

        10. Discuss with the independent accountants the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Company's needs.

        11. Meet with management, internal audit and the independent accountants to discuss any relevant significant recommendations that the independent accountants may have, particularly those characterized as "material" or "serious". Typically, such recommendations will be presented by the independent accountants in the form of a Letter of Comments and Recommendations to the Committee. The Committee should review responses of management to the Letter of Comments and Recommendations from the independent accountants and receive follow-up reports on action taken to resolve the aforementioned recommendations.

        12. Recommend to the Board the selection, retention or termination of the Company's independent accountants.

        13. Review the appointment and replacement of the senior Internal Audit executive.

        14. Review with management, internal audit and the independent accountants the methods used to establish and monitor the Company's policies to prohibit unethical or illegal activities by Company employees that may have a material impact on the financial statements.

        15. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's General Counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

    Specific duties required of the Committee, which are highlighted for your review.

    The Committee will:

    - Include Audit Committee Report in the Company's annual proxy statement

    - Reassess the adequacy of the Charter annually

    - Make a written confirmation to the NYSE concerning directors' independence, financial literacy and expertise

    - Obtain in writing from independent accountants their opinion as to adequacy of controls

    - Review any comment letters received from the NYSE or SEC

    - Receive notification from independent accountants prior to release of quarterly financial statements, in compliance with SAS 71.

    - Receive written communication from independent accountants as required by SAS 61, 89, 90 and SEC SAB 99 on Materiality and quality of accounting principles.

--------------------------------------------------------------------------------

     Please mark your
|X|  votes as in this
     example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted for election of each of the director nominees and for proposal 2 and in the discretion of the proxy holders on any other matter as may properly come before the meeting.

-----------------------------------------------------------------------------------------------------------
                          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
-----------------------------------------------------------------------------------------------------------
                   For     Withheld                                                 For   Against  Abstain
1. Election of     |_|        |_|       2. Confirmation of PricewaterhouseCoopers   |_|     |_|      |_|
   Directors.                              as independent accountants for 2001.
   (see reverse)

For, except vote withheld from the
following nominee(s):

----------------------------------

-----------------------------------------------------------------------------------------------------------




                                                                  The signer hereby revokes all proxies
                                                                  heretofore given by the signer to vote at
                                                                  said meeting or any adjournments thereof.
SIGNATURE(S)                                         DATE
            ----------------------------------------     ---------
Note: Joint owners should each sign. When signing as
      attorney, executor, administrator, trustee or
      guardian, please give full title as such.

--------------------------------------------------------------------------------
   ^ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL ^

                          VOTE BY TELEPHONE OR INTERNET

                          QUICK *** EASY *** IMMEDIATE

You also may take advantage of two new cost-effective and convenient ways to vote your shares.

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet.

YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 12:00 MIDNIGHT NEW YORK TIME ON MAY 13, 2001.

Your telephone or Internet vote authorizes the proxies named on the above proxy card to vote your shares in the same manner as if you marked, signed, and returned your proxy card by mail.

VOTE BY PHONE:    ON A TOUCH-TONE TELEPHONE DIAL 1-877-PRX-VOTE
                  (1-877-779-8683) FROM THE U.S. AND CANADA OR
                  DIAL 201-536-8073 FROM OTHER COUNTRIES.

                  You will be asked to enter the VOTER CONTROL NUMBER located in the box just below the perforation on the proxy card. Then follow the instructions.

                                       OR

VOTE BY INTERNET: POINT YOUR BROWSER TO THE WEB ADDRESS:
                  http://www.eproxyvote.com/ipg
                  You will be asked to enter the VOTER CONTROL NUMBER located in the box just below the perforation on the proxy card. Then follow the instructions.

                                       OR

VOTE BY MAIL:     Mark, sign and date your proxy card and return
                  it in the postage-paid envelope.

--------------------------------------------------------------------------------
       IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL
                                YOUR PROXY CARD.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

          THE COMPANY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 14, 2001

                                    P R O X Y

The undersigned hereby constitutes and appoints John J. Dooner, Jr., Sean F. Orr and Nicholas J. Camera, and each of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of THE INTERPUBLIC GROUP OF COMPANIES, INC. to be held in The Equitable Center, 787 Seventh Avenue, New York, New York, on Monday, May 14, 2001 at 9:30 A.M. Eastern Time, and at any adjournments thereof, on all matters to come before the meeting.

Election of Directors. Nominees:

01. Frank J. Borelli, 02. Reginald K. Brack, 03. Jill M. Considine, 04. John J. Dooner, Jr., 05. Richard A. Goldstein, 06. James R. Heekin III, 07. Frank B. Lowe, 08. Sean F. Orr and 09. J. Phillip Samper.



YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. HOWEVER, THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN, DATE AND RETURN THIS CARD.
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

--------------------------------------------------------------------------------
   ^ FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL ^

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 14, 2001

                                    9:30 A.M.

                              THE EQUITABLE CENTER
                               787 SEVENTH AVENUE
                               NEW YORK, NEW YORK